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                                                                   EXHIBIT 10.46



December 31, 2002

PERSONAL AND CONFIDENTIAL

Mr. David S. Flame
3223 Nottingham
Houston, TX 77005

Dear David:

I am pleased to offer you the position of Vice President Sales - Americas based in Houston, Texas for BindView Corporation (the "Company" or "BindView"). Subject to certain terms and conditions, the elements of your compensation package are as follows:

This offer shall be null and void if not executed and returned to BindView prior to January 3, 2003.

Your effective hire date will be December 31, 2002.

Your beginning base salary will be $14,583.34 per month (equating to an annualized base salary of $175,000). In addition and subject to your achieving mutually agreed upon target revenue and profitability goals, you will also be eligible to receive commissions for total on target earnings of $400,000 per year.

Provided you remain with the company, you will be guaranteed commissions of $14,062.50 per month for your first four (4) months of employment. If you should you terminate your employment for any reason within the first six (6) months following your effective date, you will be required to repay any amounts received as part of such guaranteed commissions in full.

Subject to the approval of BindView's Board of Directors, you will be eligible to receive a stock option grant exercisable for 200,000 shares of the Company's Common Stock under the BindView Omnibus Incentive Plan, or such other plan that may be in effect at the time of the Board's approval of your stock option grant.

Your options will vest in accordance with the terms of your option agreement and will have an exercise price equal to the fair market value per share of BindView Common Stock (as defined in the applicable option plan) on the date the option is approved by the Company's Board of Directors. The date of such approval is expected to be on or about the 5th trading day of the month following your effective hire date.

Subject to eligibility guidelines, you may participate in the Company-sponsored 401(k) Plan and Employee Stock Purchase Plan. In accordance with Company policy, you will be eligible to enroll in each plan at the next scheduled entrance date following your effective hire date.


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David S. Flame
December 31, 2002
Page 2 of 2


Subject to eligibility guidelines and Company policy, insurance and benefits coverage (as described in the New Hire Packet) will be available to you. Currently, these benefits include medical and dental insurance, vision, life, accidental death and dismemberment and short and long term disability. Your portion of the cost of benefit coverage will be that component paid by similarly situated employees, and may change from time to time.

These benefits and others for which you may be eligible will be explained to you in detail at an enrollment session, which you will be invited to attend shortly after beginning your employment.

You acknowledge that as a condition to your employment with BindView, you will be required to execute various documents including the following:

         o Executive Employment Agreement, which includes among other things a non-competition covenant and provisions governing severance

         o  Change of Control Agreement

         o  Insider Trading Policy

         o  Receipt and acknowledgement of the Company's Employee Manual

         o  Stock Option Agreement

Please contact Julie Dalton at 713-561-4207 if you have any questions.

This offer does not guarantee employment for a specified term and is not to be construed as a contract limiting the prerogative of the Company to terminate the employment relationship between you and the Company, with or without cause and with or without notice at any time.

If the terms of this letter are acceptable to you, please acknowledge by signing in the space provided below and returning one original to Julie Dalton, while keeping the additional copy for your records.

All of us at BindView Corporation look forward to having you join our team.

Sincerely,



Eric Pulaski
Chairman of the Board, President and CEO
BindView Corporation

AGREED AND ACCEPTED:


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David S. Flame                                          Date